Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IMMUNOME, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Immunome, Inc. (the “Corporation”).

SECOND:	Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

A.	The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is three hundred and ten million (310,000,000) shares. Three hundred million (300,000,000) shares shall be Common Stock, each having a par value of $0.0001, and ten million (10,000,000) shares shall be Preferred Stock, each having a par value of $0.0001.

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by to be signed by its duly authorized officer this 2nd day of October, 2023.

IMMUNOME, INC.

By:	/s/ Purnanand D. Sarma, Ph.D.
Name: Purnanand D. Sarma, Ph.D.
Title: President and CEO